Exhibit 99.1
PRESS ANNOUNCEMENT

Press Contacts:
John Stewart	Claire Rowberry
Progress Software	LEWIS PR
+1 781-280-4101	+1 617-226-8841
Jstewart@progress.com	progresssoftware@lewispr.com
Progress Software Sets Course for Growth
BEDFORD, Mass., December 2, 2009 — Progress Software Corporation (NASDAQ: PRGS), a leading independent enterprise software provider that enables companies to be operationally responsive, today unveiled a series of initiatives to better position the company for long-term growth and improved profitability.
These initiatives are designed to:
•	Enhance Progress Software’s product strategy by focusing on growth opportunities in the enterprise software market and aggressively bring new products and solutions to market;

•	Change the way Progress Software takes its products to market by becoming more customer and solutions driven. This strategy will enable the company to be even more focused on ensuring customer and partner success.

•	Increase Progress Software’s market awareness, leveraging its more visible product brands that carry strong recognition in their respective markets.
To execute these initiatives, Progress Software is restructuring its sales, development and marketing organizations as well as other functions to better optimize operations and to improve productivity and efficiency. This will result in the company reducing its global workforce by approximately 12 to14 percent across all functions and geographies as well as consolidating its offices in certain locations globally.
Richard D. Reidy, president and chief executive officer, Progress Software, said: “When I was appointed Progress Software’s president and CEO earlier this year, I committed to leading Progress Software to its next important growth milestone. To achieve this milestone, we are restructuring our organization in order to go to market as one company, or ‘One Progress’, to more effectively offer multi-product solutions, support, and services.”
The Company expects to achieve or exceed its fourth quarter revenue and earnings per share guidance as provided in its third quarter earnings press release issued on September 22, 2009.
Further details on the Company’s growth initiatives will be provided during the Company’s fourth quarter earnings call scheduled for December 22, 2009.
Progress Software Corporation

Progress Software Corporation (NASDAQ: PRGS) is an independent enterprise software company that enables businesses to be operationally responsive to changing conditions and customer interactions as they occur — to capitalize on new opportunities, drive greater efficiencies and reduce risk. The company offers a comprehensive portfolio of best-in-class enterprise software spanning event-driven visibility and real-time response, open integration, data access and integration, and application development and deployment — all supporting on-premises and SaaS/Cloud deployments. Progress maximizes the benefits of operational responsiveness while minimizing IT complexity and total cost of ownership. Progress can be reached at www.progress.com or +1-781-280-4000.
Safe Harbor Statement
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include statements regarding Progress Software’s business outlook, its strategic plans and the actions described above, involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including but not limited to the following: the receipt and shipment of new orders; the timely release of enhancements to our products; the growth rates of certain market segments; the positioning of our products in those market segments; variations in the demand for professional services and technical support; pricing pressures and the competitive environment in the software industry; the continuing weakness in the U.S. and international economies, which could result in fewer sales of our products and may otherwise harm our business; business and consumer use of the Internet; the company’s ability to complete and integrate acquisitions; the company’s ability to realize the expected benefits and anticipated synergies from acquired businesses; the company’s ability to penetrate international markets and manage its international operations; changes in exchange rates; and the potential disruption to the Company’s business from the actions described in this release. The company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the company’s business, please refer to the company’s filings with the Securities and Exchange Commission.
Progress is a registered trademark of Progress Software Corporation or one of its subsidiaries or affiliates in the U.S. and other countries. Any other trademarks contained herein are the property of their respective owners.
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